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                                                                    Exhibit 10.9

                                    Genesis
                                Financial, Inc.
                          REAL ESTATE CONTRACT PURCHASE
                             JOINT VENTURE AGREEMENT

                                  March 5, 2003

         GENESIS FINANCIAL, INC. (GENESIS) has negotiated with [ ] for a loan in the amount of $300,000 secured by an interest in real estate. The loan is also personally guaranteed by certain principals of [ ] Genesis is now establishing a joint venture of persons interested in funding the loan amount of $300,000.

         TEMPORARY FINANCIAL SERVICES, INC. (TFS) has considered the joint venture proposal and is willing to fund $50,000 of the loan subject to the terms and conditions set forth in this Joint Venture Agreement.

         It is therefore agreed as follows:

1. TFS will provide funding for the [ ] loan in an amount not to exceed $50,000 provided the loan is structured as follows:

         a.       Term. The term of the loan shall not exceed 36 months.

         b.       Interest Rate. The loan bears interest of 15% per annum.

         c. The loan is payable interest only for 36 months, and a balloon payment of the full remaining principal balance is due on March 5, 2006.

         d. The loan is secured by first position security interests in certain real estate as described in the original Note and Deed of Trust and is personally guaranteed by the principals of [ ].

2. TFS acknowledges that GENESIS will service the loan and will disburse 50/300ths of any payments received on the loan to TFS within seven days of receipt.

3. TFS agrees that the legal documents reflecting the loan may be prepared in the name of GENESIS subject to the right of TFS to request, at its discretion, the recording of an assignment or other appropriate document to reflect the interest of TFS in the [ ] loan and security. GENESIS agrees to comply with a request for recording if and when made by TFS.

4. Should the loan go into default, GENESIS will take appropriate action to protect the interests of TFS. If the loan is in default, and the security interests are foreclosed or the personal guarantees are enforced, the net proceeds of any amounts collected will be split 50/300ths to TFS, after payment of reasonable attorney's fees, collection costs, and costs of foreclosure or enforcement.


Dated this 5th day of March, 2003.


/s/ Brad E. Herr                             /s/ Michael A. Kirk
Brad E. Herr for TFS                         Michael A. Kirk for GENESIS